Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form 1-A of our audit report dated June 23, 2022 relating to the financial statements of The Bullet ID Corporation for the years ended December 31, 2021 and 2020.

Richmond Hill, Ontario, Canada July 8, 2022	/s/ SRCO Professional Corporation CHARTERED PROFESSIONAL ACCOUNTANTS Authorized to practice public accounting by the Chartered Professional Accountants of Ontario